Exhibit 99

HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES FOURTH QUARTER AND YEARLY EARNINGS AND QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE: OCTOBER 18, 2006

          (Fort Pierce, FL) Harbor Florida Bancshares, Inc. (“the Company”) (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank (“the Bank”), announced that diluted earnings per share for its fourth fiscal quarter ended September 30, 2006 decreased 15.7% to 43 cents per share on net income of $10.1 million, compared to 51 cents per share on net income of $12.0 million for the same period last year.  Diluted earnings per share for the year ended September 30, 2006 increased 1.5% to $2.01 per share on net income of $47.0 million, compared to $1.98 per share on net income of $46.2 million for the same period last year. The current quarter and year included $1.7 million or 7 cents per share of non-deductible expenses related to the announced merger with National City Corporation (“National City”). The decrease in earnings for the quarter was due primarily to the merger related expenses.  The increase for the year was primarily due to increased net interest income and other income, partially offset by increased other expense.  Net interest income increased for both the quarter and year resulting from increases in average interest-earning assets due primarily to originations of loans. This growth was funded primarily with deposits, FHLB advances and repayments of mortgage-backed securities.

          The Company also announced that its Board of Directors has declared a quarterly cash dividend of 27.5 cents per share for the quarter ending September 30, 2006. The dividend is payable November 17, 2006 to shareholders of record as of October 30, 2006.

          On July 11, 2006, National City Corporation (NYSE: NCC) and Harbor Florida Bancshares, Inc. announced that they had reached a definitive agreement by which National City would acquire Harbor Florida Bancshares, Inc. Under the terms of the agreement, Harbor Florida stockholders will receive National City common stock worth $45 for each share of Harbor Florida common stock in a tax-free exchange. The exchange ratio will be based on the average closing price of National City common stock for the 10 trading days immediately preceding Federal Reserve Board approval of the transaction. The transaction has a total indicated value of approximately $1.1 billion.  Subject to regulatory and Harbor Florida stockholder approvals, the transaction is expected to close in the fourth quarter of 2006. A special meeting of Harbor shareholders will be held on November 17, 2006.  Upon completion of the transaction, Michael J. Brown, Sr., Chairman and CEO, President and Chief Operating Officer J. Hal Roberts and Executive Vice President Michael J. Brown, Jr., will continue serving in substantially similar roles with National City’s Florida Division.

FINANCIAL CONDITION

          Total assets increased to $3.267 billion at September 30, 2006, from $3.012 billion at September 30, 2005. Total net loans increased to $2.602 billion at September 30, 2006, from $2.276 billion at September 30, 2005. Total deposits increased to $2.260 billion at September 30, 2006, from $2.056 billion at September 30, 2005.

          For the year ended September 30, 2006, total net loans increased 14.3% due primarily to net increases of $212.8 million in residential one-to-four family mortgage loans, $49.3 million in land loans, $13.6 million in nonresidential mortgage loans, $46.9 million in consumer loans, and $6.0 million in commercial loans. These increases were the result of increased expansion and growth in the Bank’s primary markets. Loan originations, while strong in all markets, declined from the historically high levels of the past year. Specifically, total loan originations for the year ended September 30, 2006 were 27.0% lower than originations for the same period in 2005. The Company believes the decrease in originations was due to a combination of higher interest rates, a decline in storm related reconstruction, and somewhat lower consumer demand.

          Deposits at September 30, 2006 increased 9.9% to $2.260 billion from $2.056 billion at September 30, 2005 due to an increase of $392.4 million in certificate accounts partially offset by a net decrease of $188.6 million in core deposits (transaction and savings accounts). Certificate account growth reflects customers’ increased preference for longer-term deposit products in a higher interest rate environment. The Company has also used selective programs to attract additional certificate accounts as a longer term, fixed-rate funding source. The Company continues to emphasize growth in transaction accounts.

RESULTS OF OPERATIONS

          Net interest income increased 1.6% to $28.6 million for the quarter ended September 30, 2006, from $28.2 million for the quarter ended September 30, 2005. This increase was primarily a result of a 9.3% increase in average interest-earning assets over the comparable period in 2005, partially offset by a decrease of 28 basis points in the net interest margin. Average total loans increased by $367.5 million or 16.4%, reflecting continued strong loan originations as a result of expansion and growth in the Bank’s primary markets. Average balances of deposits and FHLB advances increased $194.7 million and $43.5 million, respectively. The average balance of mortgage-backed securities and investment securities decreased $76.6 million and $27.6 million, respectively. The average balance of core deposits decreased to 38.7% of total average deposits from 51.6% for the same quarter last year, reflecting the increased demand for certificate accounts and the Company’s programs designed to attract fixed rate deposits.

          Provision for loan losses was $487,000 for the quarter ended September 30, 2006, compared to $464,000 for the quarter ended September 30, 2005. The provision for the quarter ended September 30, 2006 was principally due to net charge-offs of $503,000 (primarily due to one commercial business loan.)

          Other income decreased to $6.3 million for the quarter ended September 30, 2006, compared to $6.7 million for the quarter ended September 30, 2005. This decrease was due primarily to a decrease of $487,000 in gain on disposal of premises and equipment, offset by $166,000 increase in fees and service charges. The gain on disposal of premises and equipment in the quarter ended September 30, 2005 was due to the sale of business property and insurance proceeds received on hurricane damaged premises and equipment.  The increase in fees and service charges was primarily due to growth in the number of transaction accounts.

          Other expense increased to $16.6 million for the quarter ended September 30, 2006, from $14.7 million for the quarter ended September 30, 2005. This increase was due primarily to increases of $1.5 million in professional fees and $370,000 in occupancy.  Professional fees increased due to $1.7 million of fees related to the announced merger with National City. The increase in occupancy was primarily due to growth in loans and deposits and expenses incurred in the opening of new branches.

          Income tax expense was $7.7 million for both the quarters ended September 30, 2006 and 2005. The effective tax rate was 43.3% and 39.2%, respectively.  The increase in the effective rate was primarily due to non-deductible merger related expenses.

ASSET QUALITY

          Nonperforming loans increased to $4.5 million at September 30, 2006 from $2.2 million at September 30, 2005. This increase is primarily due to an increase in delinquencies in primarily the residential and consumer portfolios.  Net charge-offs for the quarter ended September 30, 2006 were $503,000 compared to $7,000 for the same period last year. Net charge-offs for the quarter ended September 30, 2006 included $417,000 related to one commercial business loan.  The ratio of the allowance for loan losses to total net loans decreased to .80% as of September 30, 2006, from .87% for the same period last year. This ratio reflects the Company’s continued history of low net charge-offs, particularly in the residential and commercial real estate portfolios, and a loan mix high in residential 1-4 family loans. The allowance for loan losses remains sufficient to cover losses inherent in the loan portfolio.

BRANCH EXPANSION

          During the first fiscal quarter of 2006, Harbor Federal expanded its branch network to include two new branches in Sanford and one new branch in Clermont on State Route 50. In the second fiscal quarter, Harbor Federal opened new branch facilities for its Virginia Avenue branch in Fort Pierce.  In the first fiscal quarter of 2007, the Bank expects to complete construction and open two branches in Orange County, Florida.

          Harbor Federal is located in Fort Pierce, Florida and has 41 offices located in an eight-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

          Financial highlights for Harbor Florida Bancshares, Inc. are attached.

CONTACT: Michael J. Brown, Sr., CEO, (772) 460-7000; H. Michael Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations, (772) 460-7002; http://www.harborfederal.com.

HARBOR FLORIDA BANCSHARES, INC.

	September 30, 2006	September 30, 2005

	(In Thousands)
Selected Consolidated Financial Data:
Total assets	$3,266,543	$3,012,185
Loans, gross	2,622,396	2,295,609
Allowance for loan losses	20,862	19,748
Net loans	2,601,534	2,275,861
Loans held for sale	12,782	10,695
Interest-bearing deposits	56,330	23,689
Investment securities	89,582	128,871
Mortgage-backed securities	319,102	388,458
Goodwill	3,591	3,591
Deposits	2,260,107	2,056,307
FHLB advances	615,453	595,473
Stockholders’ equity	349,427	320,511
# of common shares outstanding	24,138	23,977

	Three months ended September 30,		Twelve months ended September 30,

	2006	2005	2006	2005

	(In Thousands Except per Share Data)
Selected Consolidated Operating Data:
Interest income	$53,113	$44,158	$199,166	$164,885
Interest expense	24,489	15,971	83,298	56,065

Net interest income	28,624	28,187	115,868	108,820
Provision for loan losses	487	464	1,559	1,915

Net interest income after provision for loan losses	28,137	27,723	114,309	106,905
Other Income:
Fees and service charges	4,805	4,639	18,716	16,718
Insurance commissions and fees	794	843	3,514	3,237
Gain on sale of mortgage loans	613	656	2,691	2,289
Gain (loss) on disposal of premises and equipment, net	(11)	476	71	800
Gain on sale of debt securities	—	—	—	41
Other	63	76	283	354

Total other income	6,264	6,690	25,275	23,439
Other expenses:
Compensation and benefits	8,435	8,330	33,860	31,773
Occupancy	2,557	2,187	9,712	7,823
Other	5,603	4,144	17,476	14,803

Total other expenses	16,595	14,661	61,048	54,399

Income before income taxes	17,806	19,752	78,536	75,945
Income tax expense	7,712	7,740	31,543	29,749

Net income	$10,094	$12,012	$46,993	$46,196

Net income per share:
Basic	$0.44	$0.52	$2.03	$2.03
Diluted	$0.43	$0.51	$2.01	$1.98
Weighted average shares outstanding
Basic	23,182	22,953	23,102	22,811
Diluted	23,518	23,437	23,416	23,276

HARBOR FLORIDA BANCSHARES, INC.

Three months ended September 30,	Twelve months ended September 30,

2006	2005	2006	2005

Selected Financial Ratios:
Performance Ratios:
Return on average assets (1)	1.24%	1.61%	1.49%	1.61%
Return on average stockholders’ equity (1)	11.63%	15.14%	14.04%	15.31%
Book value per share	$14.48	$13.37	$14.48	$13.37
Net interest rate spread (1)	3.42%	3.79%	3.59%	3.78%
Net interest margin (1)	3.71%	3.99%	3.83%	3.96%
Non-interest expense to average assets (1)	2.04%	1.96%	1.94%	1.90%
Net interest income to non-interest expense (1)	1.75	x	1.95	x	1.90	x	2.00	x
Average interest-earning assets to average interest-bearing liabilities	109.21%	109.11%	108.79%	108.70%
Efficiency ratio (1)	47.96%	43.12%	44.20%	42.24%
Asset Quality Ratios:
Non-performing assets to total assets	0.14%	0.07%	0.14%	0.07%
Allowance for loan losses to total loans	0.80%	0.87%	0.80%	0.87%
Allowance for loan losses to classified loans	275.60%	459.55%	275.60%	459.55%
Allowance for loan losses to non-performing loans	459.16%	904.99%	459.16%	904.99%
Capital Ratios:
Average shareholders’ equity to average assets	10.66%	10.63%	10.61%	10.53%
Shareholders’ equity to assets at period end	10.70%	10.64%	10.70%	10.64%

(1)	Ratio is annualized.

	Three months ended September 30,		Twelve months ended September 30,

	2006	2005	2006	2005

	(In Thousands)
Selected Average Balances:
Total assets	$3,229,893	$2,962,287	$3,154,338	$2,866,124
Interest earning assets	3,099,695	2,837,158	3,026,027	2,747,786
Gross loans	2,614,418	2,246,943	2,494,070	2,084,792
Stockholders’ equity	344,408	314,825	334,595	301,764
Deposits	2,196,584	2,001,917	2,141,562	1,951,760
Asset Quality:
Nonaccrual loans	4,544	2,182	4,544	2,182
Net loan charge-offs (recoveries)	503	7	445	(31)
Loan Originations:
Residential	$127,254	$277,241	$666,185	$964,626
Commercial Real Estate	53,756	61,613	200,865	269,275
Consumer	43,797	51,594	176,885	192,332
Commercial Business	11,289	14,539	43,296	62,134

Total loan originations	$236,096	$404,987	$1,087,231	$1,488,367

Loan Sales:	$35,416	$45,308	$119,123	$123,531

HARBOR FLORIDA BANCSHARES, INC.

	For the three months ended

	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005

	(In Thousands Except Per Share Data)
Selected Consolidated Operating Data:
Interest income	$53,113	$51,108	$48,485	$46,458	$44,158
Interest expense	24,489	21,641	19,208	17,959	15,971

Net interest income	28,624	29,467	29,277	28,499	28,187
Provision for loan losses	487	370	349	352	464

Net interest income after provision for loan losses	28,137	29,097	28,928	28,147	27,723
Other Income:
Fees and service charges	4,805	4,611	4,722	4,578	4,639
Insurance commissions and fees	794	1,005	1,032	683	843
Gain on sale of mortgage loans	613	535	665	877	656
Gain (loss) on disposal of premises and equipment, net	(11)	98	(12)	(3)	476
Gain on sale of debt securities	—	—	—	—	—
Other	63	88	69	62	76

Total other income	6,264	6,337	6,476	6,197	6,690
Other expenses:
Compensation and benefits	8,435	8,346	8,550	8,530	8,330
Occupancy	2,557	2,500	2,356	2,298	2,187
Data processing services	1,082	1,095	1,146	1,060	1,098
Professional fees	1,961	153	470	339	431
Advertising and promotion	591	698	647	453	650
Other	1,969	2,094	1,846	1,872	1,965

Total other expenses	16,595	14,886	15,015	14,552	14,661

Income before income taxes	17,806	20,548	20,389	19,792	19,752
Income tax expense	7,712	8,056	7,954	7,821	7,740

Net income	$10,094	$12,492	$12,435	$11,971	$12,012

Net income per share:
Basic	$0.44	$0.54	$0.52	$0.52	$0.52
Diluted	$0.43	$0.53	$0.51	$0.51	$0.51

HARBOR FLORIDA BANCSHARES, INC.

	Three months ended Sept 30,

	2006			2005

	Average Balance	Interest & Dividend	Yield/ Rate	Average Balance	Interest & Dividend	Yield/ Rate

	(Dollars in Thousands)
Analysis of Net Interest Income:
Assets:
Interest-earning assets :
Interest-bearing deposits	$23,161	$303	5.14%	$23,937	$205	3.35%
Investment securities	134,030	1,585	4.72	161,584	1,141	2.82
Mortgage-backed securities	328,086	3,517	4.29	404,694	3,829	3.78
Mortgage loans	2,238,849	40,170	7.16	1,922,884	32,930	6.84
Other loans	375,569	7,538	7.96	324,059	6,053	7.41

Total interest-earning assets	3,099,695	53,113	6.83	2,837,158	44,158	6.21

Total noninterest-earning assets	130,198			125,129

Total assets	3,229,893			2,962,287

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities
Deposits:
Transaction accounts	$642,936	$1,471	0.91%	$822,188	$1,415	0.68%
Savings	191,056	682	1.42	187,936	197	0.42
Official checks	15,686	—	—	22,312	—	—
Certificate accounts	1,346,906	15,285	4.50	969,481	7,706	3.15

Total deposits	2,196,584	17,438	3.15	2,001,917	9,318	1.85
FHLB advances	641,739	7,051	4.30	598,285	6,653	4.35
Other borrowings	—	—	—	—	—	—

Total interest-bearing liabilities	2,838,323	24,489	3.41	2,600,202	15,971	2.42

Noninterest-bearing liabilities	47,162			47,260

Total liabilities	2,885,485			2,647,462
Stockholders’ equity	344,408			314,825

Total liabilities and stockholders’ equity	$3,229,893			$2,962,287

Net interest income/ interest rate spread		$28,624	3.42%		$28,187	3.79%

Net interest-earning assets/ net interest margin	$261,372		3.71%	$236,956		3.99%

Interest-earning assets to interest-bearing liabilities			109.21%			109.11%

HARBOR FLORIDA BANCSHARES, INC.

	Twelve months ended September 30,

	2006			2005

	Average Balance	Interest & Dividend	Yield/ Rate	Average Balance	Interest & Dividend	Yield/ Rate

	(Dollars in Thousands)
Analysis of Net Interest Income:
Assets:
Interest-earning assets :
Interest-bearing deposits	$35,784	$1,591	4.45%	$46,454	$1,117	2.40%
Investment securities	143,563	5,627	3.92	173,747	4,888	2.81
Mortgage-backed securities	352,610	13,869	3.93	442,793	16,901	3.82
Mortgage loans	2,137,756	150,174	7.02	1,783,844	120,208	6.74
Other loans	356,314	27,905	7.83	300,948	21,771	7.23

Total interest-earning assets	3,026,027	199,166	6.58	2,747,786	164,885	6.00

Total noninterest-earning assets	128,311			118,338

Total assets	3,154,338			2,866,124

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities
Deposits:
Transaction accounts	$743,896	$6,314	0.85%	$839,707	$4,836	0.58%
Savings	193,975	1,918	0.99	192,115	657	0.34
Official checks	19,968	—	—	22,254	—	—
Certificate accounts	1,183,723	47,107	3.98	897,684	25,282	2.82

Total deposits	2,141,562	55,339	2.58	1,951,760	30,775	1.58
FHLB advances	640,084	27,959	4.37	575,925	25,273	4.39
Other borrowings	—	—	—	275	17	6.26

Total interest-bearing liabilities	2,781,646	83,298	2.99	2,527,960	56,065	2.22

Noninterest-bearing liabilities	38,097			36,400

Total liabilities	2,819,743			2,564,360
Stockholders’ equity	334,595			301,764

Total liabilities and stockholders’ equity	$3,154,338			$2,866,124

Net interest income/ interest rate spread		$115,868	3.59%		$108,820	3.78%

Net interest-earning assets/ net interest margin	$244,381		3.83%	$219,826		3.96%

Interest-earning assets to interest-bearing liabilities			108.79%			108.70%